Exhibit 99.1
CONTACT:    Allen Danzey
        Chief Financial Officer
        706-876-5865
        allen.danzey@dixiegroup.com

THE DIXIE GROUP ANNOUNCES NEW SENIOR CREDIT FACILITY

DALTON, GEORGIA (November 2, 2020) - The Dixie Group, Inc. (Nasdaq: DXYN) today announced the successful negotiation of a $75 million, five year, senior secured revolving credit facility with Fifth Third Bank National Association providing for borrowing based on percentages of values of the Company’s accounts receivable and inventory, and secured by a first priority interest in the Company’s accounts receivable and inventory. Maturing five years from the date of close, the Fifth Third facility will replace the Company’s current secured credit facility with Wells Fargo Finance scheduled to mature in 2021. Availability under the new arrangement will be approximately $45 million as of October 30, 2020.

The Company also announced entry into two additional credit facilities: a $10 million principal amount 25-year term loan with AmeriState Bank, secured by a first mortgage on the Company’s Atmore, Alabama and Roanoke, Alabama facilities, and a $15 million 10-year loan with Greater Nevada Credit Union secured by the Company’s machinery and equipment, and a second lien on the Atmore and Roanoke Facilities. The AmeriState loan bears straight line amortization over the 25-year term, and the Greater Nevada Credit Union loan amortizes straight line over the last seven years of its ten year term.

Together, the Fifth Third Facility and the AmeriState and Greater Nevada Credit Union loans will serve to consolidate and replace most of the Company’s existing credit arrangements.

Commenting on the announcement, Chairman and Chief Executive Officer Daniel K. Frierson stated: “Management is pleased to announce entry into these credit facilities. This provides us secured financing over the next five to twenty five years. The simplified debt structure and substantial increase in availability will afford the Company the credit it needs to address challenges we may face in the future and to fund growth in the Company’s residential hard and soft surface businesses.”

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, AtlasMasland and Dixie International brands.
This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, availability of raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions, ability to attract, develop and retain qualified personnel and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.
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